EXHIBIT 4.1

                                Sun Bancorp, Inc.
                          Employee Stock Purchase Plan




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                                SUN BANCORP, INC.

                          EMPLOYEE STOCK PURCHASE PLAN
                          ----------------------------


1. Purpose and Plan Summary.
   -------------------------

   The Sun Bancorp, Inc. (the "Company") Employee Stock Purchase Plan (the "Plan") offers a convenient and economical way for its employees to commence or to increase their ownership of shares of the Common Stock of Sun Bancorp, Inc. ("Common Stock"). Once an employee is enrolled as a Participant in the Plan, payroll deductions will be made and such funds will be used to purchase Common Stock under the terms of the Plan. Participation in the Plan is strictly voluntary by the employee, and the employee will pay 95% of the purchase price of the Common Stock purchased under the Plan. The Participant pays no brokerage commissions or service charges for purchases made under the Plan. Any such charges will be paid by the Company.

2. Administration.
   ---------------

   The Company will serve as the Plan Administrator ("Plan Administrator") to administer the Plan and make purchases of Common Stock as agent for the Participants. The Board of Directors of the Company ("Board of Directors") has the authority to make changes in the Plan and to appoint or to remove the Plan Administrator, at any time. Until changed by further notice, any notices or communications to the Plan should be directed to the Plan Administrator, Employee Stock Purchase Plan, c/o Human Resources Department, Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360.

   If an employee decides to participate in the Plan, the Plan Administrator will keep a continuous record of his/her participation and send him/her a statement of his/her account under the Plan for each calendar month in which a purchase of Common Stock under his/her Plan account occurs. The Plan Administrator will also hold and act as custodian of shares purchased under the Plan. Certificates for shares purchased under the Plan will be held by the Plan Administrator. The number of shares credited to a Participant's account under the Plan will be shown on his/her statement of account. However, certificates for whole shares credited to a Participant's account under the Plan will be issued to him/her upon his/her written request to the Plan Administrator, at the address set forth above. Certificates for fractional share interests will not be issued.

   The Plan Administrator reserves the right to interpret the provisions of the Plan. The Plan Administrator may establish such procedures and make such other provisions for the administration and operation of the Plan as it deems appropriate to give effect to the Plan's purpose. The Plan Administrator may rely on the authority and correctness of written instructions received from the Company and Participants in administering the Plan.

3. Eligibility.
   ------------

   As of August 1, 1997, the effective date of the Plan, all employees of the Company and its subsidiaries that, along with the Company, is a member of a controlled group of corporations (as defined in section 1563 of the Internal Revenue Code of 1986, as amended (the "Code")), are eligible to participate in the Plan.

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4. Election to Participate.
   ------------------------

   An eligible employee may join the Plan by completing the Authorization Form provided by the Plan Administrator and returning it to the Plan Administrator at the address noted at Section 2 herein. Authorization Forms will be furnished to eligible employees at any time upon request to the Company. An eligible employee may join the Plan at any time to become effective as of the first full payroll period of any calendar quarter after the employee's request is received by the Plan Administrator (the "Enrollment Date").

5. Payroll Deductions.
   -------------------

   The Authorization Form directs the Company to pay to the Plan Administrator the amount withheld from the Participant's paycheck through regular payroll deductions. The Authorization Form also directs the Plan Administrator to use these payments for the purchase of shares of the Common Stock. Participant contributions to the Plan may only be made through payroll deduction.

   After an Authorization Form has been received by the Plan Administrator and the authority for the payroll deductions has been noted on the Company's payroll records, the Company will withhold from a Participant's paycheck the amount authorized by the Participant. Such withholding will be made from each paycheck beginning with the first full pay period on or after the Enrollment Date. The amounts withheld from all Participants' paychecks will be pooled and forwarded to the Plan Administrator to purchase shares of Common Stock for the accounts of all Participants under the Plan not less frequently than monthly prior to the next "Investment Period". The "Investment Period" shall consist of the calendar month following each receipt of funds by the Plan Administrator, during which such funds are invested by the Plan Administrator in Common Stock of the Company. To the extent administratively feasible, such funds shall be invested on the first business day of each Investment Period, or as soon as practical thereafter. No interest will be paid by the Company or the Plan Administrator on amounts held on behalf of a Participant awaiting investment.

   The payroll deduction authorizations are effective for an indefinite period of time, until revoked by the Participant upon timely notice to the Plan Administrator, until the total shares purchased under the Plan equals the total shares of Common Stock authorized under the Plan or the Plan is terminated by the Company, whichever is earlier. The Participant will specify on the Authorization Form the amount to be withheld from each paycheck. Deductions may be authorized in even multiples of $5.00 from a minimum of $10.00 to a maximum of $985 for each Company payroll period (not to exceed $23,750 per calendar year); provided further that such amounts are subject to reduction so that the aggregate sum of such deductions for each Participant plus cash dividends credited to each Participant's account shall not exceed the limitations at
Section 24(c) hereinafter. No interest will be paid on payroll deduction amounts awaiting investment.

   The amount of a Participant's payroll deductions can be revised, changed or terminated by the Participant by timely written notice to the Plan Administrator at the address noted at Section 2, herein. An Authorization Form should be used for these purposes. Commencement, revision, or termination of deductions will become effective as of the first full payroll cycle commencing following each January 1, April 1, July 1 or October 1 after an employee's request is received by the Plan Administrator.


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6. Stock Purchase Price.
   ---------------------

   A Participant shall be granted an option to purchase Common Stock as of the last business day of each calendar month ("Option Grant Date") at an option exercise price equal to 95% of the average purchase price of the Common Stock purchased during the Investment Period immediately following the Option Grant Date. Any fraction of a cent will be rounded to the nearest cent. Options granted hereunder shall be nontransferable.

7. Number of Shares Purchased.
   ---------------------------

   During each Investment Period, accumulated payroll deductions from all Participants and cash dividends held under the Plan for all Participants will be pooled and used to purchase shares of Common Stock in the open-market, or otherwise, for the accounts of the Participants. The Company shall transmit sufficient funds to the Plan Administrator in addition to accumulated payroll deductions and cash dividends necessary to permit the Plan Administrator to purchase Common Stock during each Investment Period without regard to any purchase price discounts in accordance with the Plan. The maximum number of whole shares will be purchased. Any payroll deductions and cash dividends remaining after purchase of such maximum number of whole shares will be retained and applied to the purchase of shares during the next Investment Period. Each Participant's account will be credited with his/her pro rata share (computed to four decimal places) of the shares purchased and any additional payroll deductions and cash dividends which have been accumulated. The number of shares credited to each Participant's account will depend upon the amount of the Participant's payroll deductions and cash dividends and the option exercise price as determined as provided under the heading "Stock Purchase Price."

8. Fees and Expenses.
   ------------------

   Participants will incur no brokerage commissions or service charges for purchases of Common Stock made under the Plan. Certain charges as described under the heading "Withdrawal" may be incurred upon a Participant's withdrawal from the Plan or upon termination of the Plan. The Plan Administrator may deduct expenses from the Plan to the extent that such expenses have not been paid directly by the Company; provided that not less than 15 days written notice of such intent to make such deductions is furnished to the Company.

9. Withdrawal and Distribution of Stock Certificates.
   --------------------------------------------------

   A Participant may withdraw from the Plan at any time to be effective as of the first full payroll period of any calendar quarter (January 1, April 1, July 1 and October 1) following receipt of such notice. Upon termination of employment with the Company, participation under the Plan shall immediately cease and no unexercised options to purchase Common Stock under the Plan shall be deemed exercisable. Termination of employment shall include termination as a result of death or disability of the Participant.

   To withdraw from the Plan, a Participant must notify the Plan Administrator at the address noted at Section 2, herein, in writing of his/her withdrawal. In the event a Participant withdraws, or in the event of the termination of the Plan, certificates for whole shares credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan, will be delivered by the Plan Administrator and a cash payment will be made for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interests and any additional payroll deductions credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan. The

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Plan  Administrator  may establish such equitable  arrangements  for the sale of fractional share interests as it shall deem appropriate. As an alternative to receiving certificates for whole shares, a Participant may request the Plan Administrator to sell such shares to be distributed under the Plan. The proceeds from the sale of such shares, less any brokerage commissions and any transfer taxes, will be remitted to the Participant. The Plan Administrator may accumulate requests to sell Common Stock under the Plan and sales transactions, if necessary, will occur in the subsequent Investment Period from which they are received, as determined by the Plan Administrator. Alternatively, Common Stock directed for sale during an Investment Period in which there is also a request to purchase Common Stock during such Investment Period may be matched by the Plan Administrator for the benefit of Plan Participants (both sellers and purchasers) without the need to execute such transaction on the national securities exchange in which such Common Stock trades. The trade price on such matched transactions will be deemed to equal the average purchase price paid by the Plan Administrator for all other Common Stock purchased by the Plan Administrator under the Plan during that Investment Period.

   If a request by a Participant to withdraw from the Plan is received by the Plan Administrator prior to the first day of any calendar quarter, the amount of the payroll deductions scheduled to be invested during the next Investment
Period will not be so invested. In either event, no subsequent payroll deductions will be made from the paychecks of the Participant, unless he/she completes a new Authorization Form providing for such deductions.

   Notwithstanding the foregoing, upon written request to the Plan Administrator, a Participant may request the distribution of shares held under the Plan in stock certificates of not less than 100 share increments at any time. Alternatively, a Participant may request that such distribution be made in the form of cash, in which case such distribution of cash will be made in accordance with the procedures regarding the sale of shares as noted above in
Section 9 of the Plan. Such distribution of Plan shares or cash in accordance with this paragraph shall not be deemed a "Withdrawal" under the Plan. Such distributions whether in the form of stock certificates or cash may be requested at any time to be effective as of the first full payroll period of any calendar quarter (January 1, April 1, July 1 and October 1) following receipt of such notice.

10. Voting of Shares.
    -----------------

   Each Participant will have the authority to direct the Plan Administrator in the manner of voting the number of whole shares and fractional shares of Common Stock held in his/her account. The Company will pay for or reimburse the Plan Administrator for the expenses associated with solicitation of voting proxies and distribution of related materials performed by the Plan Administrator. The aggregate number of remaining shares representing shares for which no Participant voting instructions are received in a timely manner shall not be voted by the Plan Administrator.

11. Cash Dividends.
    ---------------

   Cash dividends paid on shares credited to a Participant's account will be retained in the Participant's account and invested in Common Stock as soon as practicable following the dividend payment date. Such cash dividends (less applicable tax withholding that may be required) will be aggregated with each Participant's payroll deductions and invested in accordance with Section 6 and 7 herein. Dividend amounts payable to Participants will be rounded to the nearest whole cent in the case of fractional share interests.


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12. Stock Dividends, Stock Splits, or Rights Offering.
    --------------------------------------------------

   Any shares distributed by the Company as a stock dividend on shares credited to a Participant's account under the Plan, or upon any split of such shares, will be credited to his/her account. In a rights offering, the Plan Administrator will sell the rights to which a Participant is entitled by virtue of the shares of Common Stock allocated to his/her account under the Plan and the proceeds will be credited to his/her account and applied to the purchase of shares during the next Investment Period.

13. Purchases under the Plan.
    -------------------------

   The Plan Administrator shall use all funds received under the Plan for the purchase of the Company's Common Stock in the open-market; or upon not less than 10 days written notice from the Company, such funds shall be utilized for the purchase of shares directly from the Company. The price, timing and other matters related to the execution and processing of such purchases shall be determined or directed by the Plan Administrator; provided that to the extent administratively feasible, such purchases of Common Stock shall be made on the first business day of each Investment Period, as provided at Section 5 herein.

14. Amendment and Termination.
    --------------------------

   Although the Company intends to continue the Plan until the total number of shares authorized under the Plan shall have been purchased by Participants, the Company reserves the right to suspend, modify or terminate the Plan at any time. Any such suspension, modification or termination shall not affect a Participant's right to receive shares of Common Stock already purchased for him/her (except that the Company may take any action necessary to comply with applicable law). Upon the termination of the Plan, the Company shall return to Participants any uninvested accumulated payroll deductions as soon as practicable.

15. Reports.
    --------

   Each Participant will receive a statement of his/her account not less than four times per year. Upon written request, a Participant may receive an account statement for each calendar month in which he/she purchases Common Stock under the Plan. Participants will also receive communications sent by the Company to other stockholders, including the Annual Report of the Company, and its Notice of Annual Meeting and Proxy Statement. Participants will receive information necessary for reporting income realized by them under the Plan to the Internal Revenue Service.

16. Tax Withholding.
    ----------------

   All taxes subject to withholding payable with respect to the amount of each Participant's payroll deductions under the Plan will be deducted from the Participant's salary and will not reduce the amounts paid to the Plan Administrator. Taxes which may be required to be withheld with respect to cash dividends received under the Plan will reduce the sums attributable to such dividends available for investment under the Plan.

17. Related Matters.
    ----------------

   The Company and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability

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arising  out  of  failure  to  terminate  a  Participant's   account  upon  such
Participant's death or judicially declared incompetency prior to receipt by the Plan Administrator of timely notice in writing of such death or incompetency or with respect to the prices at which shares are purchased for the Participant's account, and the times when such purchases are made, or with respect to any loss or fluctuation in the market value after purchase of shares of Common Stock.

   A Participant's investment in shares acquired under the Plan is not different from direct investment in shares of Common Stock of the Company, except to the extent that the purchase price of such Common Stock paid by the Participant shall be equal to 95% of the actual purchase price of such Common Stock by the Plan Administrator. The Participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him/her in the Plan, or otherwise.

18. Participation by Executive Officers.
    ------------------------------------

   Participants under the Plan who are deemed to be subject to the reporting and liability provisions of Section 16 of the Securities and Exchange Act of 1934 ("1934 Act") and the rules and regulations promulgated thereunder ("Executive Officers") shall be subject to the following additional provisions:

   a. Common Stock purchased under the Plan shall be held for a minimum of six-months following the date of such purchase under the Plan.

   b. Such Executive Officers who suspend payroll deductions under the Plan may not commence future participation under the Plan for at least six-months from the date of such cessation of participation.

   Such additional limitations related to participation by Executive Officers shall not be effective with respect to distributions made in connection with death, retirement, disability or termination of employment. Transactions of Common Stock under the Plan shall be reportable by Executive Officers of the Company on Form 3, 4 or 5.

19. Duties of the Company.
    ----------------------

   a. The Company shall indemnify the Plan Administrator, including reimbursement for reasonable attorneys fees and related expenses, against any liability to any Participant or Plan beneficiary for any actions taken by the Plan Administrator pursuant to the Plan and/or the Custodial Agreement, absent a finding of gross negligence by a court of competent jurisdiction.

   b. The Company shall make payroll deductions on behalf of Participants as authorized from time to time. The Plan Administrator shall assume no responsibility or authority for such administrative processing of payroll deductions.

   c. The Plan Administrator shall be solely responsible for distribution of all necessary regulatory reports and filings related to administration of the Plan, including the timely distribution of IRS Form 1099-Div, as may be required.

   d. The Company shall be solely responsible for ensuring compliance by the Plan related to matters involving Federal or state securities laws and regulations. The Plan Administrator may rely on the advice or instructions received from the Company related to such matters.

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20. Stockholder Ratification of Plan.
    ---------------------------------

   It is the intention of the Company to submit the Plan for ratification by the stockholders of the Company within 12 months of the date of adoption of the Plan. Such stockholder ratification shall be sought to meet the requirements provided at Section 423 of the Internal Revenue Code. In the event that stockholders do not ratify the Plan, the Plan will nevertheless remain in effect.

21. Transferability.
    ----------------

   No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

22. Adjustment Provisions.
    ----------------------

   The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price per share of each Option may all be appropriately adjusted as the Company may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company. Adjustments under this Section shall be made according to the sole discretion of the Board of Directors of the Company, and its decision shall be binding and conclusive.

23. Dissolution, Merger and Consolidation.
    --------------------------------------

   Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction.

24. Limitation on Options.
    ----------------------

   Notwithstanding any other provisions of the Plan:

   (a) The Company intends that Options granted and Common Stock acquired under the Plan shall be treated for all purposes as granted and acquired under an employee stock purchase plan within the meaning of Section 423 of the Code and regulations issued thereunder. Any provisions required to be included in the Plan under said Section and regulations issued thereunder are hereby included as fully as though set forth in the Plan at length.

   (b) No Participant shall be granted an Option under the Plan if, immediately after the Option was granted, the Participant would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or Subsidiary of the Company. For purposes of this Section, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code and stock which the Participant may purchase under outstanding options shall be treated as stock owned by the Participant.

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   (c) No  Participant  shall be granted an Option under the Plan which  permits his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any parent or subsidiary of the Company to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time. Any Option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this paragraph (c).

   (d) All Participants shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased under Options granted pursuant to Section 6 shall not exceed 100% of net compensation paid by the Company to a Participant during any payroll deduction period plus the sum of cash dividends paid to such Participant's account during such Investment Period. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

25. Miscellaneous.
    --------------

   (a) Legal and Other Requirements. The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company.

   (b) No Obligation to Exercise Options. The granting of an Option shall impose no obligation upon a Participant to exercise such Option; except, however, the decision by a Participant to withdraw from the Plan and not exercise any Options granted must comply with Section 9, herein.

   (c) Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of such Participant.

   (d) Rights as a Shareholder. No Participant shall have any right as a shareholder unless and until certificates for shares of Common Stock are issued to him or her or credited to his or her account maintained by the Plan Administrator.

   (e) Applicable Law. All questions pertaining to the validity and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the State of New Jersey, to the extent not inconsistent with Section 423 of the Code and regulations thereunder.

26.  Maximum Plan Purchase Limitations.
     ----------------------------------

   The aggregate number of shares of Common Stock available for grant as Options pursuant to Section 6 shall not exceed 80,000 shares, subject to adjustment pursuant to Section 22 hereof. Shares of Common Stock acquired pursuant to the Plan may be authorized but unissued shares, shares now or hereafter held in the treasury of the Company or shares purchased on the open market. In the event that any Options granted under Section 6 expire unexercised, or are terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options under the Plan.

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